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                                                                    Exhibit 5(i)

                              Form of Addendum to
                       Investment Sub-Advisory Agreement


          ADDENDUM made this _____ day of May, 1998, to the Investment Sub-Advisory Agreement (the "Agreement") dated May 16, 1996 by and between Nuveen Institutional Advisory Corp., a Delaware corporation ("Manager"), and Institutional Capital Corporation, a Delaware corporation ("Sub-Adviser").

          WHEREAS, the Agreement provides, among other things, that sub-advisory fees for all Initial Portfolios and all subsequently created portfolios for which Sub-Adviser agrees with Manager to become sub-adviser shall be as set forth in Section 5 of the Agreement; and

          WHEREAS, the Manager desires to engage the Sub-Adviser to serve as sub-adviser for certain newly created portfolios, and Sub-Adviser desires to accept such engagement, with the modifications to the sub-advisory fee arrangement as set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

          1. Effect on Agreement. All provisions of the Agreement not specifically amended by this Addendum shall remain in full force and affect, and shall apply to this Addendum as appropriate.

          2. Defined Terms. All capitalized terms not otherwise defined in this Addendum shall have the same meaning as set forth in the Agreement.

          3. New Portfolios. Manager is the investment manager for the Nuveen Tax-Deferred Investment Trust (the "T-D Trust"), an open-end series management investment company registered or to be registered under the 1940 Act. Manager desires to engage Sub-Adviser to serve as sub-adviser for three of the series of the T-D Trust: the Balanced Portfolio, the Growth and Income Portfolio, and the European Value Portfolio. Manager is also the investment manager for the Nuveen European Value Fund, an open-end series management investment company registered or to be registered under the 1940 Act (together with the European Value Portfolio, the "European Funds").

          4. Supplemental Fee. Manager and Sub-Adviser agree that, in addition to the sub-advisory fee for each new Portfolio or Fund payable under the Agreement ("Basic Fee"), Manager shall pay Sub-Adviser an additional amount in respect of the Balanced Portfolio, the Growth and Income Portfolio and the European Funds, as set forth in the table below (each, a "Supplemental Fee"), for the period until the net assets of such Portfolio or such Funds, as the case may be, first reaches the threshold amount set forth in the table. The Basic Fee for purposes
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of this Addendum shall be calculated on a daily basis as the effective (blended)
rate calculated under the breakpoint schedules set forth in Section 5 of the Agreement by reference to the average daily market value of the equity and fixed-income assets, respectively, of all Nuveen-sponsored investment products for which the Sub-Adviser serves as sub-adviser, including for all purposes the assets of the new Portfolios and Funds.

New Portfolio or Funds           Threshold Amount  Supplemental Fee
----------------------           ----------------  ----------------

  Balanced Portfolio             $ 50 million      0.10% of net assets
  Growth and Income Portfolio    $ 100 million     0.08% of net assets
  European Funds                 $ 50 million      0.13% of net assets

Once the net assets of the Balanced Portfolio, the Growth and Income Portfolio or the European Funds reach the respective threshold amount set forth above on any day, the sub-advisory fee for the Balanced Portfolio, the Growth and Income Portfolio or the European Funds, as the case may be, shall thereafter be the Basic Fee as calculated pursuant to the Agreement.

          5.   Recoupment by Manager of Supplemental Fee.

               a. Beginning on the day after the net assets of the Balanced Portfolio, the Growth and Income Portfolio or the European Funds, as the case may be, reach the threshold amount set forth above, there shall be no further obligation to pay the Supplemental Fee in respect of such Portfolio or Funds, and the Sub-Adviser shall waive the sub-advisory fee payable thereafter in respect of such Portfolio or Funds, determined as set forth in the Agreement, and the Manager shall retain such amounts, for such period of time until the amount of sub-advisory fees so waived shall equal the aggregate amount of the Supplemental Fee previously paid hereunder by Manager to Sub-Adviser with respect to such Portfolio or Funds. At the Manager's option, it may also elect to recoup the aggregate amount of any Supplemental Fee it is entitled to recoup hereunder with respect to such Portfolio or Funds by reducing the amounts otherwise payable by Manager to Sub-Adviser under the Agreement in respect of the Nuveen Growth and Income Fund. Once the Manager shall have recouped the aggregate amount of the Supplemental Fee in respect of the Balanced Portfolio, the Growth and Income Portfolio or the European Funds (as the case may be) pursuant to this paragraph, the Manager shall resume paying Sub-Adviser the sub-advisory fee payable under the Agreement in respect of such Portfolio or Funds.

               b. If Sub-Adviser shall either resign or be terminated for cause as sub-adviser for the Balanced Portfolio, the Growth and Income Portfolio or one or both of the European Funds, Sub-Adviser agrees to pay to Manager the amount of any unrecouped Supplemental Fee previously received in respect of such Portfolios or Funds at the same time as it ceases to serve as sub-adviser.

               c. If Sub-Adviser shall be terminated as sub-adviser for the Balanced Portfolio, the Growth and Income Portfolio or one or both of the European Funds other than for cause, Sub-Adviser shall be entitled to retain the amount of any unrecouped Supplemental Fee.

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          IN WITNESS WHEREOF, the Manager and the Sub-Adviser have caused this
Addendum to be executed as of the day and year first above written.

                                       NUVEEN INSTITUTIONAL ADVISORY CORP.


                                       By:
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ATTEST:                                Title:
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Title:
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                                       INSTITUTIONAL CAPITAL CORPORATION


                                       By:
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ATTEST:                                Title:
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Title:
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